UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

MATTEL, INC.

Delaware	001-05647	95-1567322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Continental Boulevard, El Segundo, California 90245-5012

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 252-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On March 25, 2010, the Board of Directors (the “Board”) of Mattel, Inc. (the “Company”) amended the Company’s Bylaws to give stockholders that hold at least twenty percent (20%) of the voting power of the outstanding shares of the Company’s capital stock for at least one year the right to call a special meeting of the stockholders. The Board amended the Bylaws by adopting the Amended and Restated Bylaws of Mattel, Inc. (the “Amended and Restated Bylaws”), which are attached hereto as Exhibit 3.1.

Article I, Section 2 of the Amended and Restated Bylaws sets forth the procedures and required disclosure applicable to stockholders requesting a special meeting of stockholders. A stockholder or group of stockholders requesting a special meeting must have held the requisite voting power continuously for at least one year before the date of submitting the written request for the special meeting and is required to include information and representations with its written request concerning the identity of the stockholders requesting such meeting and the beneficial owners, if any, on whose behalf such request is made, the purpose or purposes of the special meeting and the matters to be considered at such meeting, the purchase date of shares intended to be counted in determining whether the stockholders making such request hold the requisite voting power. The Amended and Restated Bylaws also provide that a special meeting request may be disregarded or a stockholder meeting not be held if (i) the stated business is not a proper subject for stockholder action under applicable law or (ii) the same business will be considered at the annual meeting within ninety (90) days after the special meeting request is delivered to or received by the Company.

Prior to adoption of the Amended and Restated Bylaws, the Company’s Bylaws did not allow stockholders to call a special meeting.

The foregoing description of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws attached hereto as Exhibit 3.1 and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: Amended and Restated Bylaws of Mattel, Inc.

Exhibit No.	Exhibit Description
3.1**	Amended and Restated Bylaws of Mattel, Inc.

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC.
Registrant

Dated: March 26, 2010	By:	/s/ Robert Normile
Robert Normile
Senior Vice President, General Counsel and Secretary